Exhibit 99.1

NEWS RELEASE

For:

CHAMPION PARTS, INC.

ALEX TASSOS & ASSOCIATES

2005 W. Avenue B

CORPORATE & FINANCIAL PUBLIC RELATIONS

Hope, Arkansas 71801

17 Stonepointe Dr.

Jerry A. Bragiel, President

Escondido, California 92025

870-777-8821

Contact: Alex Tassos 760-737-7000

CHAMPION PARTS REPORTS CONTINUED PROFITABILITY

FOR SECOND QUARTER AND SIX MONTHS ON LOWER SALES

HOPE, Ark., Aug. 21, 2006-- Champion Parts, Inc. (OTC/BB:CREB), remanufacturer of automotive parts, today announced  net income for the second quarter ended July 2, 2006 of $113,000, or $0.03 per share, compared to $256,000, or $0.07 per share for the same period in 2005.  Net sales were $4,532,000, compared to $5,995,000 in 2005.

For the first six months of 2006, the company reported net income of $352,000, or $0.10 per share, compared to $416,000, or $0.11 per share.  On a comparison basis for the first six months of 2006, the $64,000 decline in net income primarily reflects higher non-operating income recorded in 2005, when the company earned $78,000 in rebates.  Net sales were $10,670,000, compared to $11,808,000 in 2005.

Jerry A. Bragiel, president and chief executive officer, said, “We continued our profitability in both periods and experienced moderately higher sales of air conditioning products and sustained sales of carburetors.”  The chief executive also noted that the carburetor market remains viable for replacement carburetors for older vehicles, which predominantly use carburetors.  “However, lower sales were recorded in our traditional markets of constant velocity axles, heavy duty and agricultural products,” Bragiel concluded.

The chief executive also said the company is pursuing other new products and markets for existing products, as well as acquisition opportunities.

Champion Parts remanufactures fuel system components, air conditioning compressors, front wheel drive assemblies, and other underhood electrical and mechanical products for the passenger car and light truck, agricultural, heavy-duty truck and marine parts aftermarket.

          …more

Champion Parts, Inc.

Certain forward-looking statements in this press release involve various risks and uncertainties, including, without limitation, those statements relating to the impact of future sales, new product development and market expansion.  These statements are forward-looking statements within the meaning of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby.

Although the company believes that its forward-looking statements are reasonable, there are no assurances that such statements will prove to be correct.  Attention is directed to the discussion of risks and uncertainties contained in the Management’s Discussion and Analysis of Operations - Factors Which May Affect Future Results and Business – Risk Factors sections of the company’s Form 10-K and other reports filed with the Securities and Exchange Commission.

CHAMPION PARTS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (CONDENSED)

FOR THE PERIODS ENDED

(Unaudited)

	Six Months July 2, 2006	Six Months July 3, 2005	Three Months July 2, 2006	Three Months July 3, 2005
Net Sales…………………………………	$10,670,000	$11,808,000	$4,532,000	$5,995,000
Costs and Expenses:
Cost of products sold………………..	8,801,000	9,980,000	3,810,000	5,044,000
Selling, distribution & administrative	1,194,000	1,140,000	451,000	568,000
Total costs and expenses……………...	9,995,000	11,120,000	4,261,000	5,612,000

Operating income………………………	675,000	688,000	271,000	383,000

Non-operating expense/(income):
Interest expense, net…………………..	286,000	322,000	139,000	150,000
Other non-operating (income)………...	(4,000)	(86,000)	(2,000)	(42,000)
Total non-operating expense/(income)...	282,000	236,000	137,000	108,000

Net income before income taxes……….	393,000	452,000	134,000	275,000

Income taxes…………………………..	41,000	36,000	21,000	19,000

Net income………………………………	$ 352,000	$ 416,000	$ 113,000	$ 256,000

Weighted Average Common Shares Outstanding:
Basic………………………………..	3,655,266	3,655,266	3,655,266	3,655,266
Diluted……………………………...	3,708,134	3,745,776	3,712,473	3,738,181

Earnings Per Common Share - Basic:
Net income per common share - basic	$ 0.10	$ 0.11	$ 0.03	$ 0.07

Earnings Per Common Share - Diluted:
Net income per common share - diluted	$ 0.09	$ 0.11	$ 0.03	$ 0.07

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